Exhibit 15.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Hywin Holdings Ltd. on Form S-8, file No. 333-260129 of our report dated October 12, 2021, with respect to our audits of the consolidated financial statements of Hywin Holdings Ltd. as of June 30, 2021 and 2020 and for the years ended June 30, 2021, 2020 and 2019 appearing in the Annual Report on Form 20-F of Hywin Holdings Ltd. for the year ended June 30, 2021.

/s/ Marcum Bernstein and Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

October 12, 2021

www.marcumbp.com